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Exhibit 99.2

PRINCIPAL FINANCIAL OFFICER CERTIFICATION—IFR SECTION 30.15
CITY NATIONAL CORPORATION—UST #25

I, Christopher J. Carey, certify, based on my knowledge, that:

          (i)  Effective March 3, 2010, City National Corporation ("CNC") repaid in full its obligations to the U.S. Treasury arising under the TARP Capital Purchase Program ("TARP CPP") and exited its participation in the TARP CPP. Therefore, the standard referred to in paragraph (i) of the Model Certification for Years Following First Year Certification (the "Model Certification") set forth in the U.S. Department of the Treasury's Interim Final Rule, 31 C.F.R. Part 30, as amended, under Section 111 of the Emergency Economic Stabilization Act of 2008, as amended ("EESA"), was not required to be met by CNC;

         (ii)  Due to the repayment described above, the standard referred to in paragraph (ii) of the Model Certification was not required to be met by CNC;

        (iii)  Due to the repayment described above, the standard referred to in paragraph (iii) of the Model Certification was not required to be met by CNC;

        (iv)  Due to the repayment described above, the standard referred to in paragraph (iv) of the Model Certification was not required to be met by CNC;

         (v)  Due to the repayment described above, the standard referred to in paragraph (v) of the Model Certification was not required to be met by CNC;

        (vi)  CNC has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the senior executive officers (the "SEOs") and twenty next most highly compensated employees, be subject to a recovery or "clawback" provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

       (vii)  CNC has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

      (viii)  CNC has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

        (ix)  CNC and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

         (x)  Due to the repayment described above, the standard referred to in paragraph (x) of the Model Certification was not required to be met by CNC;

        (xi)  CNC will disclose the amount, nature, and justification for offering during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

       (xii)  CNC will disclose whether CNC, the board of directors of CNC, or the compensation committee of CNC has engaged during any part of the most recently completed fiscal year that was a

TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

      (xiii)  CNC has prohibited the payment of any gross ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

      (xiv)  CNC has substantially complied with all other requirements related to employee compensation that are provided in the agreement between CNC and Treasury, including any amendments;

       (xv)  Due to the repayment described above, the standard referred to in paragraph (xv) of the Model Certification was not required to be met by CNC; and

      (xvi)  I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example 18 U.S.C. 1001.)

DATE: February 28, 2011	/s/ CHRISTOPHER J. CAREY CHRISTOPHER J. CAREY Principal Financial Officer

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  Exhibit 99.2
PRINCIPAL FINANCIAL OFFICER CERTIFICATION—IFR SECTION 30.15 CITY NATIONAL CORPORATION—UST #25